Exhibit 99.1

Press Release

For Immediate Release

Cowen Group, Inc. Announces 2007 Third Quarter Results

New York, November 6, 2007 - Cowen Group, Inc. (NASDAQ: COWN) today announced its operating results for the quarter ended September 30, 2007.

Total revenue for the quarter ended September 30, 2007 was $57.5 million, representing a decrease of 4% from $60.2 million in the prior year period. The Company’s adjusted operating loss for the third quarter of 2007 was $5.4 million compared to its adjusted operating loss of $2.0 million in the prior year period (see “Financial Measures” below for a discussion of adjusted operating income). For the quarter ended September 30, 2007, the Company reported a net loss of $3.3 million, or $(0.26) per share compared to a net loss of $11.4 million in the prior year period, or $(0.88) per share. The Company’s results for the third quarter of 2007 include an increase in the year-to-date compensation and benefits to revenue ratio from 58% to 60%. The Company expects to accrue compensation and benefits expense at 60% in the fourth quarter but intends to return to 58% in 2008.

Total revenue for the nine months ended September 30, 2007 was $202.3 million, down 18% from $247.6 million in the prior year period. Adjusted operating income for the nine months ended September 30, 2007 was $2.7 million as compared to adjusted operating income of $20.2 million in the prior year period. For the nine months ended September 30, 2007, the loss before taxes of $1.0 million included the effects of a one-time $1.8 million gain related to the sale of the Company’s membership seat on the Chicago Board Options Exchange. For the nine months ended September 30, 2006, income before taxes of $32.2 million included the effects of a one-time $24.8 million gain related to the Company’s New York Stock Exchange membership seats and consideration received upon the consummation of the merger of the New York Stock Exchange and Archipelago Holdings, Inc. For the nine months ended September 30, 2007, the Company recorded a net loss of $(0.6) million, a decrease of $31.3 million compared to net income of $30.7 million for the nine months ended September 30, 2006.

“During the third quarter, the credit market turmoil spilled over into the equity markets, increasing volatility substantially” said Kim Fennebresque, Chairman and Chief Executive Officer. “Our sales and trading group benefited from this increased trading activity as revenues increased 4% year-over-year and sequentially. I remain pleased with the consistent performance of our sales and trading group and its ability to generate revenue in difficult markets while maintaining our risk standards. Unfortunately, the impact on the equity markets also resulted in depressed capital raising activity. Notwithstanding the challenging capital markets conditions, I remain disappointed with our investment banking performance for the quarter. However, I am encouraged by the progress in our strategic advisory practice as revenue for the nine months ended September 30, 2007 increased 46% compared to the prior year period. I am also pleased to report that we have seen an increase in public market capital raising activity across Cowen’s sectors in October and early November.”

Results of Operations

Investment Banking

The third quarter’s results reflected a decrease in revenue from capital raising activities, offset partially by an increase in strategic advisory revenue. Investment banking revenue was $14.4 million in the third quarter of 2007, down 21% from $18.3 million in the third quarter of 2006.

•

Equity underwriting revenue was $7.0 million, up 40% from $5.0 million in the prior year period. In the third quarter of 2007, the Company lead managed 2 offerings and co-managed 6 offerings of equity and convertible securities for 7 companies, raising proceeds of approximately $1.6 billion. In the third quarter of 2006, the Company lead managed 1 offering and co-managed 3 offerings of equity and convertible securities for 4 companies, raising proceeds of approximately $0.8 billion.

•

Private placement revenue was $0.8 million in the third quarter of 2007, a decrease of $7.2 million, or 90%, compared to $8.0 million in the third quarter of 2006. In the third quarter of 2007, the Company completed 2 private transactions with a transaction size of $11.8 million compared to 5 transactions with an average transaction size of $20.4 million in the prior year period.

•

Strategic advisory revenue was $6.5 million in the third quarter of 2007, an increase of $1.2 million, or 23%, compared to $5.3 million in the third quarter of 2006. The Company acted as an advisor on 2 strategic advisory transactions that closed in the third quarter of 2007 with a transaction value of approximately $525 million. In 2006, the Company acted as an advisor on 6 strategic advisory transactions that closed in the third quarter with an aggregate value of approximately $565 million.

Sales and Trading

Sales and trading revenue increased $1.4 million, or 4%, to $38.9 for the third quarter of 2007 compared to $37.5 million for the prior year period. Commissions remained essentially flat at $23.2 million in the third quarter of 2007 compared to $23.3 million in the third quarter of 2006. For the third quarter, a decrease in commissions from our convertible securities trading operation was partially offset by an increase in commissions from options, while traditional secondary equity commissions remained stable. Revenue from principal transactions increased $1.5 million, or 11%, to $15.7 million for the three months ended September 30, 2007 compared to $14.2 million in the third quarter of 2006. The increase was primarily attributable to an increase in net gains on our option activities, securities owned and higher over-the-counter equity volumes, partially offset by a decrease in convertible trading revenues.

Interest and Dividend Income

Interest and dividend income was $2.0 million in the third quarter of 2007, a decrease of $0.9 million, or 31%, compared with $2.9 million in the prior year period. The decrease resulted primarily from lower average interest bearing assets in the third quarter of 2007 compared with the third quarter of 2006.

Other

Other revenue in the third quarter of 2007 was $2.2 million, an increase of $0.8 million, or 54%, compared to $1.4 million in the third quarter of 2006. The increase was primarily attributable to an increase in equity research fee income associated with the unbundling arrangements with certain of our institutional clients and an increase in fees for managing the assets and investments of certain private equity/alternative investment funds.

Compensation Expense

Employee compensation and benefits expense was $37.8 million in the third quarter of 2007, a decrease of $7.2 million, or 16%, compared with $45.0 million in the prior year period. The decrease was primarily attributable to $7.5 million of expense associated with the accelerated vesting of certain deferred compensation plans as a result of the Company’s separation from Société Générale recognized during the third quarter of 2006. In addition, the expense associated with the initial grant of equity to our employees in connection with the IPO was $0.4 million during the third quarter of 2007 as compared to $2.6 million during the third quarter of 2006. The third quarter expense included a reversal of $1.9 million, representing a cumulative catch-up adjustment for a change in estimated forfeitures. These decreases were partially offset by an increase of $4.0 million to bring the compensation and benefits expense to revenue ratio to 60% for the nine months ended September 30, 2007. Excluding the compensation expense associated with the initial grant of equity and the terminated deferred compensation plans, employee compensation and benefits expense as a percentage of total revenues was 65% and 58% for the three months ended September 30, 2007 and 2006, respectively.

Non-Compensation Expense

Non-compensation expense was $25.5 million in the third quarter of 2007, a decrease of $1.8 million, or 7%, compared with $27.3 million in the prior year period. The decrease was primarily attributable to a decrease in floor brokerage and trade execution related expenses as a result of our new clearing agreement and a decrease in marketing and business development expenses. These decreases were partially offset by an increase in service fees and an increase in other expense primarily attributable to an increase in legal related expenses due to terminated transactions.

Provision for Income Taxes

The Company recorded a tax benefit of $2.5 million for the three months ended September 30, 2007, which reflects an effective tax rate of 43.0%, compared to a tax benefit of $0.7 million in the third quarter of 2006, which reflects an effective tax rate of 5.4%.

Financial Measures

In addition to the results presented above in accordance with generally accepted accounting principles, or GAAP, the Company presents financial measures that are non-GAAP measures, such as adjusted operating income. The Company believes that these non-GAAP measures, viewed in addition to and not in lieu of the Company’s reported GAAP results, provide useful information to investors regarding its performance and overall results of operations. These metrics are an integral part of the Company’s internal reporting to measure the performance of its business and the overall effectiveness of senior management. Reconciliations to comparable GAAP measures are available in the accompanying schedules. The non-GAAP measures presented herein may not be comparable to similarly titled measures presented by other companies, and are not identical to corresponding measures used in our various agreements or public filings.

Investors Conference Call

Kim Fennebresque, Chairman and Chief Executive Officer, and Thomas Conner, Chief Financial Officer, will host a conference call to discuss the Company’s third quarter financial results on Tuesday, November 6, 2007, at 9:00 am EST. This call can be accessed by dialing 1-866-202-4683 domestic and 1-617-213-8846 international. The passcode for the call is 88844723. A replay of the call will be available beginning at 11:00 am November 6, 2007 through November 13, 2007. To listen to the replay, please dial 1-888-286-8010 domestic or 1-617-801-6888. The passcode for this call is 86552913. The call can also by accessed through live audio webcast or by delayed replay on the Company’s website at www.cowen.com.

About Cowen Group, Inc.

Cowen Group, Inc., through Cowen and Company, LLC and Cowen International Limited, provides investment banking services, including underwriting and other capital raising solutions, equity research, sales, trading and mergers and acquisitions advice, to emerging growth companies in sectors including healthcare, technology, media and telecommunications, aerospace and defense, consumer and alternative energy.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements provide the Company’s current expectations or forecasts of future events. Forward-looking statements include statements about the Company’s expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. The Company’s actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission on March 30, 2007. The Annual Report on Form 10-K is available at our website at www.cowen.com and at the Securities and Exchange Commission website at www.sec.gov. Unless required by law, the company undertakes no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this press release.

SOURCE:	Cowen Group, Inc.

CONTACT:	Thomas Conner, Chief Financial Officer
Cowen Group, Inc.
646-562-1719
Website: www.cowen.com

Cowen Group, Inc.

Preliminary Unaudited Consolidated Statements of Operations

(Dollar amounts in thousands, except per share data and book value per share)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Revenues
Investment banking	$14,382	$18,312	$69,893	$111,228
Commissions	23,174	23,320	69,361	69,544
Principal transactions	15,739	14,209	51,624	48,989
Interest and dividend income	1,999	2,919	6,030	14,574
Other	2,211	1,440	5,361	3,275
Total revenues	57,505	60,200	202,269	247,610
Expenses
Employee compensation and benefits	37,850	44,999	126,840	156,575
Floor brokerage and trade execution	2,835	4,731	9,476	13,559
Service fees, net	4,021	3,597	11,238	13,216
Communications	4,118	4,341	12,733	12,825
Occupancy and equipment	4,308	4,522	12,958	13,257
Marketing and business development	2,323	2,975	9,667	9,165
Depreciation and amortization	695	617	2,476	1,611
Interest	152	245	447	649
Other	7,021	6,242	19,249	19,418
Total expenses	63,323	72,269	205,084	240,275
Operating (loss) income	(5,818)	(12,069)	(2,815)	7,335
Gain on exchange memberships	—	—	1,775	24,832
(Loss) income before income taxes	(5,818)	(12,069)	(1,040)	32,167
(Benefit) provision for income taxes	(2,499)	(655)	(416)	1,466
Net (loss) income	$(3,319)	$(11,414)	$(624)	$30,701
Earnings (loss) per share:
Basic and diluted	$(0.26)	$(0.88)	$(0.05)	$2.38
Weighted average shares used in per share data:
Basic and diluted	12,918	12,902	12,913	12,901

Other Metrics at September 30, 2007 and 2006
Stockholders’ equity	$229,052	$207,809
Common shares outstanding	15,922	15,000
Book value per share	$14.39	$13.85
Tangible book value per share	$11.25	$10.52

Cowen Group, Inc.

Reconciliation of Operating Income to Adjusted Operating Income

Three and Nine Months Ended September 30, 2007 and 2006

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
	(dollars in millions)

Operating (loss) income	$(5.8)	$(12.1)	$(2.8)	$7.3

Exclusion of net deferred compensation plan expenses	—	7.5	—	10.3
Exclusion of compensation expense related to IPO awards	0.4	2.6	5.5	2.6

Adjusted operating (loss) income	$(5.4)	$(2.0)	$2.7	$20.2